Filed Pursuant to Rule 424(b)(5)
Registration No. 333-104584

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 24, 2003)

1,740,000 Shares

Common Stock

This is a public offering of common stock of The Advisory Board Company. All of the shares of our common stock offered by this prospectus supplement are being offered by the selling stockholder named in this prospectus supplement. Since a number of the shares being offered will be issued upon the exercise of currently outstanding stock options, we will receive payment from the selling stockholder of the option exercise prices. We will use these funds for general corporate purposes.

Our common stock is traded on the Nasdaq National Market under the symbol “ABCO.” On May 21, 2003, the last reported sale price of the common stock was $37.03 per share.

The selling stockholder has granted the underwriter the right to purchase up to 175,000 additional shares of common stock to cover over-allotments.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

		Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Selling Stockholder

Per Share	$36.00	$0.25	$35.75
Total	$62,640,000	$435,000	$62,205,000

Delivery of the shares of common stock will be made on or about May 28, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Deutsche Bank Securities

The date of this prospectus supplement is May 22, 2003.

PROSPECTUS SUPPLEMENT

PROSPECTUS

      You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement is accurate as of any date other than the date on the front of this document.

THE ADVISORY BOARD COMPANY

      We provide best practices research and analysis, focusing on business strategy, operations and general management issues, to nearly 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers and medical device companies in the United States. Best practices research identifies, analyzes and describes specific management initiatives, strategies and processes that produce the best results in solving common problems or challenges.

      We offer our research and analysis through discrete annual programs on a subscription or “membership” basis. For a fixed annual fee, members of each program have access to an integrated set of services such as best practices research studies, executive education seminars, customized research briefs and web-based access to the program’s content database and decision support tools. Each of our programs targets the issues of a specific executive constituency or business function and offers a standardized set of services.

RISK FACTORS

      In addition to the other information in this prospectus supplement, you should carefully consider the following risk factors in evaluating us and our business before purchasing shares of our common stock.

Our business is limited to the health care industry

      We derive substantially all of our revenues from clients in the health care industry and, until January 1, 2007, are prohibited by an agreement with The Corporate Executive Board Company from selling our membership-based programs to companies and institutions principally engaged in businesses other than health care.

      As a result, our business, financial condition and results of operations depend upon conditions affecting the health care industry generally and hospitals and health systems particularly. Our ability to grow will depend upon the growth of the health care industry generally as well as our ability to increase the number of programs and services that we sell to our members. Factors that adversely affect the revenues and cash flows of the health care industry, including operating results, capital requirements, regulation and litigation, can be expected to reduce the funds available for purchase of our products and services.

We depend on renewals of our membership-based services

      We derive most of our revenues from renewable memberships in our discrete annual programs. Our prospects therefore depend on our ability to achieve and sustain high renewal rates on existing programs and to enter into new membership arrangements. Failure to achieve high renewal rates would have a material adverse effect on our business, financial condition and operating results. Our success in securing renewals depends upon our ability to deliver consistent, high-quality and timely research and analysis with respect to issues, developments and trends that members view as important. We cannot assure you that we will be able to sustain the level of performance necessary to achieve a high rate of renewals and, as a result, we cannot assure you that we will be able to increase or even maintain our revenues.

We may experience difficulties building and sustaining a membership base in our new programs

      Since April 2000, we have increased the number of programs we offer from six to 18. Our future success depends on our ability to capitalize on these recently introduced programs. Seven of our programs offer best practices installation support, which we began to offer in fiscal 2001. These programs provide 12-month memberships to help participants accelerate the installation of best practices profiled in our research studies. Memberships in these seven programs are not individually renewable. In order to maintain our annual revenues and contract value from these seven programs, we will have to enroll new members each year as other members complete their 12-month program terms. We cannot assure you that we will be successful in selling these new programs in the future. Lack of market acceptance of these new programs could have a material adverse effect on our business.

Programs we launch in the future may not be successful

      Our future success depends on our ability to develop new programs that serve specific health care constituencies and the changing needs of our current and prospective members for information, analysis and advice. We cannot assure you that our efforts to introduce new programs will be successful. Delays or failures during development or implementation, or lack of market acceptance, of new programs could have a material adverse effect on our business. Our business would be materially adversely affected if we were unable to develop and introduce successful new programs or other new services, or to make enhancements to existing programs, in a timely manner in response to member requirements.

We may experience difficulties in anticipating market trends

      Our future success depends upon our ability to anticipate changing market trends and to adapt our research and analysis to meet the changing information and installation support needs of our members. We may not be able to provide helpful and timely research and analysis of developments and trends in a manner that meets market needs. Any such failure would have a material adverse effect on our business. The health care industry undergoes frequent and often dramatic changes, including the introduction of new and the obsolescence of old payments systems, changing regulatory environments, shifting strategies and market positions of major industry participants and changing objectives and expectations of health care consumers. This environment of rapid and continuous change presents significant challenges to our ability to provide our members with current and timely research, analysis and installation support on issues and topics of importance. Meeting these challenges requires the commitment of substantial resources. We cannot assure you that we will be able to meet these challenges.

Consolidation in the health care industry could adversely affect our business

      Many health care providers, insurers, medical device companies and pharmaceutical companies have consolidated to create larger organizations. Further consolidation could reduce the number of current and potential clients for our services. A reduction in the size of our target market could have a material adverse effect on our business.

      The larger organizations resulting from consolidation in the health care industry could have greater bargaining power, which could affect the current pricing structure for our services. In addition, group purchasing organizations and managed care organizations could increase pressure on providers of health care related services, like ourselves, to reduce prices. Our failure to maintain adequate pricing levels could have a material adverse effect on our business.

We must attract and retain a significant number of highly skilled employees

      Our future success depends upon our ability to hire, train, motivate and retain a significant number of highly skilled employees, particularly research analysts and sales and marketing staff. Our inability to do so would have a material adverse effect on our business. We have experienced, and expect to continue to experience, intense competition for professional personnel from management consulting firms and other producers of research and analysis services. Many of these firms have substantially greater financial resources than we do to attract and compensate qualified personnel. We cannot assure you that we will be successful in attracting a sufficient number of highly skilled employees in the future, or that we will be successful in training, motivating and retaining the employees we are able to hire.

Potential liability claims may adversely affect our business

      Our services, which involve recommendations and advice to health care providers regarding complex business and operational processes, regulatory and compliance issues and labor practices, may give rise to liability claims by our members or by third parties who bring claims against our members and us. Health care providers increasingly are the subject of litigation, and we cannot assure you that we would not also be the subject of such litigation based on our advice and services. A successful liability claim brought against us may adversely affect our reputation in the health care industry and could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would have adequate insurance coverage for claims against us.

Cost containment pressures on health care providers may adversely affect our business

      Health care providers have come under increasing pressure to contain operating costs in response to changes in reimbursement rates and increases in labor costs driven by workforce shortages.

      Health care financing entities, such as Medicare, Medicaid and private health plans, periodically adjust reimbursement rates to health care providers in response to changes in government legislation or market pressure to slow the growth of health care costs. As a result, health care providers may pressure professional information services companies to lower the cost of services they provide. Our failure to maintain our revenues or operating margin could have a material adverse effect on our business.

The expiration of our noncompetition agreement with The Corporate Executive Board Company may adversely affect our business

      We have a noncompetition agreement with The Corporate Executive Board Company which generally prohibits The Corporate Executive Board Company from selling any membership-based products and services to health care providers. Additionally, The Corporate Executive Board Company is prohibited from selling such products and services to other types of health care organizations unless the products and services are of a general business nature and are principally sold to companies and institutions not in the health care industry. This agreement ends on January 1, 2007. After that date, The Corporate Executive Board Company may sell membership-based products and services in direct competition with us. Direct competition with The Corporate Executive Board Company may have a material adverse effect on our revenues.

Regulatory change in our market may adversely affect our business

      Changing political, economic and regulatory influences on health care providers could have a material adverse effect on our business, financial condition and results of operations. These influences affect the purchasing practices and operations of health care organizations. Federal and state legislatures periodically have considered programs to reform or amend the United States health care system at both the federal and state level. These efforts could adversely affect our members by resulting in lower reimbursement rates for health care providers, which could change the environment in which providers operate and reduce the willingness or ability of our members to renew or pay for our products and services.

We may have difficulty managing our growth

      Our growth may place significant demands on our financial, operational and managerial resources. To manage future growth, we will have to continue to implement and enhance our operations and financial systems and augment, train and manage our personnel. Our inability to manage our growth successfully would have a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our intellectual property rights

      We rely on copyright laws, as well as nondisclosure and confidentiality agreements, to protect our proprietary rights in our products and services. We cannot assure you that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of our rights or that we will be able to detect unauthorized uses and take timely and effective steps to enforce our rights. If unauthorized uses of our proprietary products and services were to occur, we might be required to engage in costly and time-consuming litigation to enforce our rights. We cannot assure you that we would prevail in such litigation. If others were able to use our intellectual property, our ability to charge fees for our services would be adversely affected.

We may be exposed to litigation related to content

      As a publisher and distributor of original research and analysis and user of licensed third-party content, we face potential liability for defamation, negligence and copyright and trademark infringement. Any such litigation, whether or not resulting in a judgment against us, could have a material adverse effect on our business, financial condition and results of operations. Third-party content includes information created or provided by information services organizations and consultants whom we retain and may be delivered in writing, over the Internet or orally to our members.

We may face damage to our professional reputation or legal liability if our clients are not satisfied with our services

      As a provider of best practices research and analysis, our professional reputation is an important factor in attracting and retaining our members and in building relationships with the progressive health care companies that supply many of the best practices we feature in our research. If members were to become dissatisfied with the quality of our best practices research and the services we provide, our professional reputation could be damaged. If we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships.

We may not be able to fully realize our deferred tax asset

      For tax purposes, we have deferred income taxes consisting primarily of net operating loss carry forwards for regular federal and state income tax purposes generated from the exercise of common stock options. In estimating future tax consequences, Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes generally considers all expected future events in the determination and evaluation of deferred tax assets and liabilities. We believe that our future taxable income will be sufficient for the full realization of the deferred income taxes. However, Statement of Financial Accounting Standards No. 109 does not consider the effect of future changes in existing tax laws or changes in existing tax rates in the determination and evaluation of deferred tax assets and liabilities until the new tax laws or rates are enacted. If the tax laws or rates are changed or if our future taxable income is less than what we believe it will be, we may not be able to fully realize our deferred tax asset.

There may be risks related to our prior use of Arthur Andersen LLP as our independent auditors

      On June 7, 2002, we dismissed Arthur Andersen LLP and engaged Ernst & Young LLP as our independent auditors. The audited financial statements and schedules as of March 31, 2000 and 2001 and for each of the two years in the period ended March 31, 2001 included in the registration statement of which this prospectus supplement is a part have been audited by Arthur Andersen LLP. Prior to the date of the registration statement of which this prospectus supplement is a part, the Arthur Andersen LLP personnel who were responsible for the audit of our financial statements resigned from Arthur Andersen LLP. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen LLP’s written consent to the inclusion of its audit reports with respect to those financial statements in the registration statement of which this prospectus supplement is a part. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to dispense with the requirement to file their consent. Since Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus supplement, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

      In addition, the recent conviction of Arthur Andersen LLP on federal obstruction of justice charges may adversely affect Arthur Andersen LLP’s ability to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur Andersen LLP’s audit of our financial statements included in the registration statement of which this prospectus supplement is a part.

SELLING STOCKHOLDER

      The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholder prior to the offering of the shares pursuant to this prospectus supplement, the number of shares offered hereby and the beneficial ownership by the selling stockholder after giving effect to the sale of shares pursuant to this offering. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to the table, the selling stockholder has sole voting and investment power with respect to all shares beneficially owned.

	Shares Beneficially			Shares Beneficially
	Owned Prior To			Owned After
	Offering(1)		Number of	Offering(1)(3)
Shares
Name	Number	Percent	Offered(2)	Number	Percent

Jeffrey D. Zients	2,093,066	13.5%	1,740,000	353,066	2.3%

(1)	The number of shares and percentages included in these columns are calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Pursuant to that rule, in addition to the issued and outstanding shares beneficially owned, the holder is treated as beneficially owning shares that are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to a holder are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(2)	Includes shares to be sold by such holder pursuant to this prospectus supplement that will be issued immediately prior to their sale as a result of the exercise of options. Assumes no exercise of the underwriter’s over-allotment option.

(3)	Assumes no exercise of the underwriter’s over-allotment option. In the event that the underwriter’s over-allotment option is exercised in full by the underwriter, the selling stockholder will beneficially own 178,066 shares or 1.2% of our common stock outstanding after the offering.

UNDERWRITING

      We and the selling stockholder have entered into an underwriting agreement with Deutsche Bank Securities Inc. with respect to the shares being offered by this prospectus supplement. Subject to certain conditions, the selling stockholder has agreed to sell to Deutsche Bank Securities Inc., and Deutsche Bank Securities Inc. has agreed to purchase from the selling stockholder, the 1,740,000 shares of common stock offered hereby.

      The underwriting agreement provides that the underwriter is obligated to purchase all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any of the shares are purchased.

      The underwriter proposes to offer the shares of common stock at the public offering price on the cover page of this prospectus supplement. In connection with the sale of the shares of common stock offered hereby, the underwriter will be deemed to have received compensation in the form of underwriting discounts. The underwriter will not receive compensation in excess of 8% of the proceeds of this offering.

      The selling stockholder will bear the expenses of the offering which are estimated to be $150,000.

      The following table summarizes the underwriting discounts and estimated expenses the selling stockholder will pay:

	Per Share		Total

	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discounts	$0.25	$0.25	$435,000	$478,750
Expenses	$0.09	$0.08	$150,000	$150,000

      The selling stockholder has granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 175,000 additional shares of common stock at the price set forth on the cover page of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. The selling stockholder will be obligated to sell these additional shares of common stock to the underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the 1,740,000 shares are being offered.

      We and the selling stockholder have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933 or to contribute to payments the underwriter may be required to make in that respect.

      The selling stockholder, David G. Bradley and Michael A. D’Amato have each agreed not to, without the prior written consent of the underwriter, offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly or indirectly, or file, or participate in the filing of, with the Securities and Exchange Commission, a registration statement under the Securities Act of 1933 relating to any shares of our common stock or securities or other rights convertible into or exchangeable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, for a period of 90 days after the date of this supplemental prospectus. The foregoing will not prohibit the selling stockholder and Michael A. D’Amato from making gifts, not in excess of an aggregate of 100,000 shares of our common stock to charitable foundations following the date that is 60 days after the date of this supplemental prospectus.

      Deutsche Bank Securities Inc. has advised us that it may make short sales of our common stock in connection with this offering, resulting in the sale by Deutsche Bank Securities Inc. of a greater number of shares than it is required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the 175,000 shares subject to the underwriter’s over-allotment option and will be deemed a “naked” short position to the extent that it exceeds that number. A “naked” short position is more likely to be created if Deutsche Bank Securities Inc. is concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. Deutsche Bank Securities Inc. may reduce or close out its covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, Deutsche Bank Securities Inc. will consider the price at which shares are available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made to cover all or a portion of its short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

      Deutsche Bank Securities Inc. has advised us that, pursuant to Regulation M under the Securities Act of 1933, as amended, it may engage in transactions, including stabilizing bids, that may have the effect of stabilizing or maintaining the market price of the shares of our common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of Deutsche Bank Securities Inc. for the purpose of fixing or maintaining the price of common stock. Deutsche Bank Securities Inc. has advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

INCORPORATION BY REFERENCE

      We incorporate by reference the information furnished under Item 9 in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2003.

LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. The underwriter is represented by Cravath, Swaine & Moore LLP, New York, New York.

PROSPECTUS

2,113,066 Shares

Common Stock

        This prospectus relates to the public offering of up to 2,113,066 shares of our common stock by a selling stockholder. The selling stockholder may offer and sell the shares in a number of different ways and at varying prices from time to time after the effective date of the registration statement of which this prospectus is a part. The prices at which the stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We and the selling stockholder will provide the specific terms of any offering of shares, including the price of the shares, in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest.

      We provide more information about how the selling stockholder may sell the shares in the section entitled “Plan of Distribution” on page 5. We will not directly receive any of the proceeds from the sale of shares of common stock by the selling stockholder. Since a number of the shares being offered will be issued upon the exercise of currently outstanding stock options, we will receive payment from the selling stockholder of the option exercise prices. We will use these funds for general corporate purposes.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 24, 2003

PROSPECTUS SUPPLEMENT
PROSPECTUS
THE ADVISORY BOARD COMPANY
RISK FACTORS
SELLING STOCKHOLDER
UNDERWRITING
INCORPORATION BY REFERENCE
LEGAL MATTERS

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
THE ADVISORY BOARD COMPANY
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholder identified in this prospectus may sell an aggregate of up to 2,113,066 shares of our common stock.

      This prospectus provides you with a general description of the common stock that the selling stockholder may sell. Each time the selling stockholder uses this prospectus in connection with a sale of the common stock, we and the selling stockholder will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price at which the shares will be offered. The prospectus supplement also may add, update or change information contained in this prospectus, and may contain information concerning the risks of an investment in the common stock. You should read both this prospectus and the prospectus supplement together with additional information described under the caption “Where You Can Find More Information About Us”. The selling stockholder may use this prospectus to sell common stock only if it is accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We have filed a registration statement on Form S-3 to register these shares with the SEC. This prospectus is part of that registration statement. As allowed by the rules of the SEC, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the SEC’s operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The materials that we file may be accessed electronically by means of the SEC’s homepage on the Internet at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

      The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, and information that we subsequently file with the SEC will supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents set forth below, which we already have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, except for Current Reports on Form 8-K containing only Regulation FD disclosure furnished under Item 9 of Form 8-K and exhibits relating to such disclosures, unless otherwise specifically stated in the Form 8-K or a prospectus supplement, until the selling stockholder has sold all the shares offered by this prospectus:

•	our Annual Report on Form 10-K for the year ended March 31, 2002 filed with the SEC on May 10, 2002, as amended by Form 10-K/A filed with the SEC on July 29, 2002;

•	our financial statements and schedules for the year ended March 31, 2002, audited by Ernst & Young LLP, independent auditors, set forth in our Registration Statement on Form S-1 filed with the SEC on October 25, 2002, as amended by Form S-1/A filed with the SEC on October 31, 2002 and by Post-Effective Amendment No. 1 to Form S-1 filed with the SEC on November 18, 2002;

•	our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2002 filed with the SEC on August 13, 2002, for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002 and for the quarter ended December 31, 2002 filed with the SEC on February 14, 2003;

•	our Current Reports on Form 8-K filed with the SEC on June 14, 2002 and August 7, 2002;

•	the information set forth in our Definitive Proxy Statement for our Fiscal 2002 annual meeting of stockholders, filed with the SEC on January 23, 2003, under the captions “Proposal No. 1: Election of Directors,” “Security Ownership of Certain Beneficial Owners and Management,” “Executive Officers,” “Executive Compensation,” and “Certain Relationships and Related Transactions”; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on October 20, 2001.

      We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, other than the exhibits to such documents, unless such exhibits specifically are incorporated by reference into the documents that this prospectus incorporates, upon written or oral request and at no cost to you. You may make such requests to the following name, address and telephone number:

David L. Felsenthal
The Advisory Board Company
The Watergate
600 New Hampshire Avenue, N.W.
Washington, DC 20037
(202) 672-5600

      You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of those documents.

THE ADVISORY BOARD COMPANY

      We provide best practices research and analysis, focusing on business strategy, operations and general management issues, to more than 2,100 hospitals, health systems, pharmaceutical and biotech companies, health care insurers and medical device companies in the United States. Best practices research identifies, analyzes and describes specific management initiatives, strategies and processes that produce the best results in solving common problems or challenges.

      We offer our research and analysis through discrete annual programs on a subscription or “membership” basis. For a fixed annual fee, members of each program have access to an integrated set of services such as best practices research studies, executive education seminars, customized research briefs and web-based access to the program’s content database and decision support tools. Each of our programs targets the issues of a specific executive constituency or business function and offers a standardized set of services.

USE OF PROCEEDS

      All of the shares of common stock being sold in the offering are being sold by the selling stockholder. We will not directly receive any proceeds from the sale of the common stock. Since a number of the shares being offered will be issued upon the exercise of currently outstanding stock options, we will receive payment from the selling stockholder of the option exercise prices. We will use these funds for general corporate purposes.

SELLING STOCKHOLDER

      The following table sets forth certain information regarding the selling stockholder’s beneficial ownership of our common stock as of the date of this prospectus. Because the selling stockholder may sell none, all or a portion of the shares that he holds pursuant to this offering, no meaningful estimate can be given as to the amount of shares that will be held by the selling stockholder after completion of this offering. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to the table, the selling stockholder has sole voting and investment power with respect to all shares beneficially owned.

Shares Beneficially
	Shares Beneficially		Owned Prior to Offering
	Owned Prior to		Including All Shares
	Offering(1)		Subject to Options		Number of
Shares
Name	Number(2)	Percent(2)	Number(3)	Percent(3)	Offered(4)

Jeffrey D. Zients	2,093,066	13.6%	2,113,066	13.8%	2,113,066

(1)	The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	The number of shares and percentage included in these columns are calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Pursuant to that rule, in addition to the issued and outstanding shares beneficially owned, the holder is treated as beneficially owning shares that are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to a holder are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(3)	The number of shares and percentage included in these columns include the issued and outstanding shares beneficially owned, without regard to whether or not shares that are subject to options are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares are deemed to be outstanding for the purpose of calculating the percentage of common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(4)	Includes shares to be sold by such holder pursuant to this prospectus supplement that will be issued immediately prior to their sale as a result of the exercise of options.

PLAN OF DISTRIBUTION

      We are registering 2,113,066 shares of our common stock under the registration statement of which this prospectus forms a part on behalf of the selling stockholder named in this prospectus. The selling stockholder will bear all expenses in connection with the registration of the shares of our common stock offered and being sold by this prospectus, as well as all brokerage commissions and similar selling expenses, if any, attributable to sales of the shares. Sales of shares may be effected by the selling stockholder from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. These transactions may or may not involve brokers, dealers, agents or underwriters.

      The selling stockholder may effect sales of shares:

•	acting as a principal for his own account directly;

•	in ordinary brokerage transactions in which the broker solicits purchasers or executes unsolicited orders;

•	to brokers, dealers or underwriters in transactions in which the broker, dealer or underwriter acquires the shares as principal and resells the shares into the public market in one or more transactions in any manner permitted by the selling stockholder under this prospectus;

•	directly or through brokers or agents in private sales at negotiated prices; or

•	by any other legally available means.

      Offers to purchase shares covered by this prospectus also may be solicited by agents designated by the selling stockholder from time to time.

      Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal or both (this compensation to a particular broker-dealer might be in excess of customary commissions). We will identify any such broker-dealers, agents or underwriters, and will disclose their compensation, in an applicable prospectus supplement.

      The selling stockholder and any broker-dealers, agents or underwriters that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In this case, any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We and the selling stockholder may agree to indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We will describe any such indemnification provisions in an applicable prospectus supplement.

      In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state, unless such state requirements are preempted by federal law or an exemption from the registration or qualification requirement is available and is complied with by us and by the selling stockholder.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker, dealer, agent or underwriter for the sale of shares. Such supplement will disclose:

•	the name of the selling stockholder and of any participating broker, dealer, agent or underwriter;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable;

•	that, if applicable, any such broker, dealer, agent or underwriter did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts required to be disclosed under Item 508 of Regulation S-K or material to the transaction.

      There can be no assurance that the selling stockholder will sell all or any of the shares of common stock offered by this prospectus.

LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements and schedule for the year ended March 31, 2002, as set forth in their report, included in our Registration Statement on Form S-1, which is incorporated by reference into this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      Our financial statements and schedules as of and for the years ended March 31, 2000 and 2001 incorporated by reference into this prospectus have been audited by Arthur Andersen LLP. Arthur Andersen LLP has not reissued its report with respect to those financial statements and schedules and we have not been able to obtain, after reasonable efforts, Arthur Andersen LLP’s written consent to the incorporation into this prospectus of said report. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this prospectus without a written consent from Arthur Andersen LLP. Since Arthur Andersen LLP has not issued its consent to the incorporation of their report into this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933.

1,740,000 Shares

The Advisory Board Company

Common Stock

PROSPECTUS SUPPLEMENT

May 22, 2003